Exhibit 99.1

Owner’s Club Stock Program
APPLICATION FORM PLEASE READ CAREFULLY BEFORE SUBMITTING	IMPORTANT INFORMATION ABOUT PROCEDURES FOR APPLYING
To help the government fight the funding of terrorism and money laundering activities, Federal law requires us to obtain, verify and record certain information that identifies you. When you complete an application form, we will ask for your name, address, date of birth, and other information that will allow us to identify you. Please be aware that we will verify the information provided and may also ask for a copy of your driver’s license or other identifying documents.
In order to become a member in the Owner’s Club Stock Program (“Program”), you must have first received copies of the prospectus captioned “Owner’s Club Stock Program.” Membership in the Program involves certain risks, disadvantages and costs which are described in the prospectus.
Please complete this Application Form and submit it to:
Pinnacle Entertainment, Inc.
Office of General Counsel
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
You may direct questions about this Application Form or the Program to Pinnacle Entertainment, Inc.’s Office of General Counsel at the address listed above or by calling 1-877-764-8750.

Please complete the following required information.

First Name	M.I. Last Name

Date of Birth (MM/DD/YYYY)	Social Security Number

Mailing Address

Address Line 2

City	State/Province Zip/Postal Code Country

Home Phone Number	Daytime Phone Number

Email Address
To be eligible to apply for membership in the Program, you must confirm each of the following statements and provide the requested information, if applicable (check):
☐	I am at least 21 years of age and a natural person.

☐	I do not currently owe any debt to Pinnacle Entertainment Inc. or any of its subsidiaries, or, if I do owe any such debt, I have attached hereto a description of the debt detailing to whom I owe the debt, the date I originally incurred the debt, and the principal amount of the debt when originally incurred and as of the date of this Application Form.

☐	I am a United States resident.
SUBSTITUTE FORM W-9:
Under penalties of perjury, I also certify that (check):
☐	The number shown on this form is my correct Social Security Number or Taxpayer ID Number.

☐	I am a U.S. person (including a U.S. resident alien). Only individuals who are residents of the United States are eligible to apply for membership in the Program.

Signature	Date
APPLICATION SUBMISSION: Submit this form only if you wish to become a member in the Program.
By submitting this form, I request membership in the Program, certify that I have received the prospectus describing the Program, and agree to abide by the terms and conditions of the Program as set forth in the prospectus under the caption “Information about the Program.”
Membership may be rejected by Pinnacle Entertainment, Inc. if (i) you reside in a jurisdiction where the offering, selling or soliciting offers or sales of its common stock would be unlawful, (ii) admitting you would cause Pinnacle Entertainment, Inc. to violate any federal, state or local law or regulation, or (iii) you are indebted to Pinnacle Entertainment, Inc. and any part of the indebtedness is past due.
This Application Form is not an offer to buy or the solicitation of an offer to sell any security of Pinnacle Entertainment, Inc., nor will there be any offer, sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Applicants are directed to review the prospectus for information about the Program and Pinnacle Entertainment, Inc., including information about its business and the risks associated with the ownership of shares of its common stock.
Pinnacle Entertainment, Inc. is making no recommendation as to membership in the Program. Pinnacle Entertainment, Inc. is making no recommendation as to the acceptance, purchase, ownership or sale of its shares of common stock.

OWNER’S CLUB
STOCK PROGRAM
APPLICATION FORM
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
877-764-8750
www.pnkinc.com